                                                                      EXHIBIT 12


                             CONEXANT SYSTEMS, INC.
                       STATEMENT RE: COMPUTATION OF RATIOS
                      THREE MONTHS ENDED DECEMBER 31, 2000
                        (unaudited, dollars in thousands)







RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
   Loss before income taxes                    $(222,327)
   Add: Fixed charges, net
     of capitalized interest                      12,541
                                               ---------

                                               $(209,786)
                                               =========

Fixed charges:
   Interest expense                            $   8,911
   Amortized debt issuance costs                   1,670
   Interest portion of rental expense              1,960
                                               ---------

                                               $  12,541
                                               =========

Ratio of earnings to fixed charges                    -- (1)
                                               =========


(1) For the three months ended December 31, 2000, the Company had a deficiency of earnings compared to its fixed charges of $222.3 million.


                                       37